Exhibit 99.1

ARK RESTAURANTS CORP.
Consolidated Statements of Income
For the 13 and 39-week periods ended June 30, 2018 and July 1, 2017

(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended

	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017

TOTAL REVENUES	$44,800	$41,350	$119,428	$114,410

COST AND EXPENSES:

Food and beverage cost of sales	11,874	11,227	31,832	30,814
Payroll expenses	14,685	13,776	41,386	39,402
Occupancy expenses	4,683	4,541	13,833	13,037
Other operating costs and expenses	5,658	5,398	15,972	15,390
General and administrative expenses	2,859	2,955	8,461	8,699
Depreciation and amortization	1,255	1,006	3,837	3,541

Total costs and expenses	41,014	38,903	115,321	110,883

RESTAURANT OPERATING INCOME	3,786	2,447	4,107	3,527

Gain on sale of Rustic Inn, Jupiter property	—	—	—	1,637

OPERATING INCOME	3,786	2,447	4,107	5,164

OTHER (INCOME) EXPENSE:

Interest expense, net	299	178	791	344
Total other expense, net	299	178	791	344

INCOME BEFORE PROVISION FOR INCOME TAXES	3,487	2,269	3,316	4,820

Provision for income taxes	562	585	(661)	1,338

CONSOLIDATED NET INCOME	2,925	1,684	3,977	3,482

Net (income) loss attributable to non-controlling interests	(268)	(298)	(329)	(755)

NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$2,657	$1,386	$3,648	$2,727

NET INCOME PER ARK RESTAURANTS CORP. COMMON SHARE:
Basic	$0.77	$0.40	$1.06	$0.80
Diluted	$0.75	$0.39	$1.03	$0.77

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,440	3,424	3,436	3,424
Diluted	3,558	3,549	3,554	3,532

EBITDA Reconciliation:
Restaurant operating income	$3,786	$2,447	$4,107	$3,527
Interest expense, net	(299)	(178)	(791)	(344)
Restaurant income before provision for income taxes	3,487	2,269	3,316	3,183
Gain on sale of Rustic Inn, Jupiter property	—	—	—	1,637
Pre tax income	$3,487	$2,269	$3,316	$4,820
Depreciation and amortization	1,255	1,006	3,837	3,541
Interest expense, net	299	178	791	344
EBITDA (a)	$5,041	$3,453	$7,944	$8,705

EBITDA, adjusted for non-controlling interests and Rustic Inn, Jupiter gain:
EBITDA (as defined) (a)	$5,041	$3,453	$7,944	$8,705
Net (income) loss attributable to non-controlling interests	(268)	(298)	(329)	(755)
Gain on sale of Rustic Inn, Jupiter property	—	—	—	(1,637)
EBITDA from restaurant operations, as adjusted	$4,773	$3,155	$7,615	$6,313

(a)  EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  Although EBITDA is not a measure of performance or  liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity.  However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities  or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.